       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION JULY 5, 1996
                                                       REGISTRATION NO. 33-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                          NORRIS COMMUNICATIONS CORP.
                 (Name of small business issuer in its charter)

      YUKON TERRITORY,
           CANADA                                           NONE
(State or other jurisdiction of
incorporation or organization)              (I.R.S. Employer Identification No.)

                            -----------------------

                                12725 STOWE DRIVE
                             POWAY, CALIFORNIA 92064
                                 (619) 679-1504
   (Address and telephone number of principal executive offices and principal place of business)

                            -----------------------

                            R. GORDON ROOT, PRESIDENT
                           NORRIS COMMUNICATIONS CORP.
                                12725 STOWE DRIVE
                             POWAY, CALIFORNIA 92064
                                 (619) 679-1504
            (Name, address and telephone number of agent for service)

                                    Copy to:
                              CURT C. BARWICK, ESQ.
                           HIGHAM, MCCONNELL & DUNNING
                           28202 CABOT ROAD, SUITE 450
                             LAGUNA NIGUEL, CA 92677
                             COUNSEL FOR THE COMPANY

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

     IF THE ONLY SECURITIES REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX: / /

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: /X/

                        CALCULATION OF REGISTRATION FEE
- - - --------------------------------------------------------------------------------

                                                       PROPOSED          PROPOSED
                                                       MAXIMUM            MAXIMUM
  TITLE OF EACH CLASS OF           AMOUNT TO        OFFERING PRICE      AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED      BE REGISTERED         PER UNIT       OFFERING PRICE         FEE
- - - ----------------------------------------------------------------------------------------------------
Common Stock, no par value    3,739,063 Shares(1)     $1.16(2)         $4,337,313(2)       $1,498
- - - ----------------------------------------------------------------------------------------------------
Total Registration Fee                                                                     $1,498
- - - ----------------------------------------------------------------------------------------------------
Total Due                                                                                  $1,498
====================================================================================================

(1) Includes the registration for resale of the following: (i) 2,705,857 shares of Common Stock issued in a private placement in June 1996, and
      (ii) 1,033,206 of Common Stock (subject to adjustment) issuable upon the exercise of warrants issued in the foregoing private placement. Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement.

(2) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the bid and asked prices for the Common Stock on July 3, 1996, as reported by NASDAQ, was $1.16.

       THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a) MAY DETERMINE.

================================================================================

                                                                      PROSPECTUS

                 3,739,063 SHARES OF COMMON STOCK (NO PAR VALUE)

                           NORRIS COMMUNICATIONS CORP.


        This Prospectus relates to 3,739,063 shares of the Company's Common Stock, no par value ("Common Stock"), heretofore issued to the persons listed as the Selling Shareholders. Such shares of Common Stock are being offered for the respective accounts of the Selling Shareholders, and will be sold from time to time by the Selling Shareholders in the national over-the-counter market or otherwise at their prevailing prices, or in negotiated transactions. The Company will receive no proceeds from the sale of such shares of Common Stock by the Selling Shareholders. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being paid by the Company.

                            -----------------------

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK
                                   FACTORS."

                            -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

        The shares offered hereby were acquired by the Selling Shareholders from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the shares under the Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

        Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        The Common Stock is traded on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") under the NASDAQ symbol "NORRF." On July 3, 1996, the bid and asked prices per share, as reported by NASDAQ, were $1 1/8 and $1 3/16 respectively.

                             -----------------------

                  The date of this Prospectus is July 5, 1996.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by the Company with the Securities and Exchange Commission and are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996; and

        (b) The description of the Company's Common Stock contained in the Registration Statement on Form 10 filed with the Securities and Exchange Commission on December 13, 1992 pursuant to Section 12(g) of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Kathleen Terry, Chief Financial Officer, Norris Communications Corp., 12725 Stowe Drive, Poway, California, 92064 (Telephone:
619/679-1504).

                               TABLE OF CONTENTS


The Company . . . . . . . . . . . . . . . . . . . . . . .      4

Risk Factors  . . . . . . . . . . . . . . . . . . . . . .      6

Plan of Distribution  . . . . . . . . . . . . . . . . . .     11

Selling Shareholders  . . . . . . . . . . . . . . . . . .     12

Dividend Policy . . . . . . . . . . . . . . . . . . . . .     13

Description of Securities . . . . . . . . . . . . . . . .     13

Legal Matters . . . . . . . . . . . . . . . . . . . . . .     15

Experts . . . . . . . . . . . . . . . . . . . . . . . . .     15

                                  THE COMPANY

        Norris Communications Corp. (the "Company") is a holding company which, through its wholly-owned United States subsidiary, is engaged in the development, manufacture and marketing of electronic products. The Company was incorporated in Canada under the British Columbia Company Act on February 11, 1988 under the name 340520 B.C. Ltd. The Company changed its name to Norris Communications Corp. on April 7, 1988 and on November 22, 1994 continued its jurisdiction of incorporation to the Yukon Territory, Canada.

        On June 24, 1996, the Company noticed a Special Meeting of Stockholders to approve certain matters including the change of domicile of the Company from the Yukon Territory to Wyoming, by way of continuation under the Wyoming Corporation Act and the subsequent merger (the "Merger") of the Company into Norris Communications Corp., a Delaware corporation ("Norris Delaware"), a wholly-owned subsidiary of the Company that was formed by the Company in preparation for the reincorporation of the Company into Delaware and the proposed successor to the Company. Upon consummation of the change of domicile to Wyoming and after the effective time of the Merger, the Company will become a company governed by the Delaware General Corporation Law (the "Delaware Corporation Law"). The shareholders' approval of the proposed reincorporation will constitute their approval of all of the provisions of Norris Delaware's Restated Certificate of Incorporation and Norris Delaware's Bylaws, including those provisions which will cause an increase in the authorized capital shares to 60 million, including the authorization of five million preferred shares, the limitation of director liability and expanded scope of indemnification of directors, officers and key employees under Delaware law, and including those provisions having "anti-takeover" implications, which may be of significance to the Company and its shareholders in the future. The governance of Norris Delaware by Delaware law, Norris Delaware's Restated Certificate of Incorporation and Norris Delaware's Bylaws will or may in the future alter certain rights of the shareholders.

        As described more fully below, through a series of transactions, the Company has evolved to its present structure as a holding company for its principal, wholly-owned subsidiary, Norris Communications, Inc. ("NCI"). Through NCI, the Company is principally involved in manufacturing and marketing the FLASHBACK recording device, a newly developed proprietary technology for information storage and retrieval. In addition, the Company provides contract manufacturing services for circuit board assemblies, systems, and subsystems. The Company also holds as an investment 1,800,000 common shares of JABRA Corporation ("JABRA"), formerly Norcom Communications Corporation.
Prior to January 15, 1993, JABRA was a wholly-owned subsidiary of the Company. JABRA is a developer and manufacturer of communication products for desktop, mobile and wireless applications. The Company has granted an option to purchase 300,000 of the JABRA common shares to CVD Financial Corporation ("CVD"). Prior to March 31, 1995, the Company's business was operated through two separate wholly-owned subsidiaries, Comp General Corporation ("Comp General") and American Surface Mounted Devices ("ASMD"). Effective March 31, 1995, ASMD merged with and into Comp General, and Comp General, as the surviving corporation of the merger, was renamed "Norris Communications, Inc."

        Prior to 1989, the Company, through a predecessor corporation, was started based on a new technology that its founder Elwood Norris had developed while researching and developing headset/microphone alternatives for NASA. The successful combination of a speaker and microphone was developed into the EarPHONE(TM) product line, now owned by JABRA.

        In August 1989, the Company acquired ASMD, which enabled NCI to become a regional full-service independent supplier of turnkey manufacturing of circuit board assemblies, systems and subsystems, to Original Equipment Manufacturers ("OEMs") in the computer, defense, telecommunications and medical industries. Since acquiring ASMD, the Company invested over $2.5 million in a new, 31,000 square foot manufacturing facility with new equipment. As the Company develops and acquires new technologies, it is management's goal to utilize its strong printed circuit board assembly capability to produce the components by combining added-value technology with added-value manufacturing.

        On January 15, 1993, the Company sold 300,000 common shares of JABRA stock for $750,000, and JABRA sold 500,000 newly issued common shares with warrants for $1.25 million. The Company retained 2,300,000 common shares or 74.2% of JABRA stock. On July 15, 1993, the Company sold an additional 500,000 common shares for $1.625 million and JABRA sold 1,000,000 newly issued common shares for $3.25 million. The Company's 1,800,000 common shares represented 42.8% of the outstanding shares of JABRA and as a result of the lack of operating control, the Company ceased consolidating JABRA's operations and recorded its investment on the cost basis because it no longer had significant influence over the operations of JABRA. Subsequent to March 31, 1994 and through August 30, 1995, JABRA reported to the Company the sale of 3,563,341 newly issued common shares for proceeds of $7.6 million. As a result of these transactions, the Company's ownership in JABRA, represented by 1,800,000 common shares, is 23.1% (or 20.1% on a fully diluted basis).

        During 1993, the Company invented and commenced development of advanced digital recording technology that does not involve mechanical moving parts. Although various digital techniques have been adapted to sound recording and reproduction, such as compact disc players and digital tape recorders, these devices still utilize mechanical techniques for moving the storage media as well as positioning the read/write head in the case of compact discs. The Company's technology is designed to substitute all solid state electronic control for traditional mechanical functions and magnetic media. The Company's technology combines a micro-processor based control system with data compression and a non-volatile storage media to produce a no-moving-parts recording scheme with advanced features and capabilities.

        Management believes the Company's newly developed proprietary technology for information storage lends itself to a broad array of product applications. Through a technique of combining digital signal processing with state-of-the-art compression algorithms and a non-volatile storage array all managed by a microcontroller, it is possible to store data without the need for magnetic media such as is presently used in audio/video tape recording equipment as well as computer hard drives and diskettes. Since there are no moving parts, there are correspondingly no motors, belts, or other control devices required. All functions associated with devices designed around this new technology can be operated by existing microprocessor control devices. Should the prices of various forms of storage arrays, such as flash memory chips, continue to decline as is generally predicted, more applications utilizing these techniques will become cost effective.

        The Company has utilized this proprietary technology to develop its FLASHBACK recording device. The Company believes the FLASHBACK fits into the Company's strategy of developing practical electronic products with broad applications. The FLASHBACK is being marketed by the Company's subsidiary, NCI.

        The address of the Company's principal executive office is 12725 Stowe Drive, Poway, California 92064 and its telephone number is (619) 679-1504. The Company's primary operating facilities are located at that address.

        The Company's registered and records office is located at the Company's Canadian solicitor's office at 3081 Third Avenue, Whitehorse, Yukon, Canada Y1A 4Z7.

                                  RISK FACTORS


        THE SECURITIES WHICH ARE OFFERED HEREBY ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY, IN ADDITION TO THE INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

        Dependence Upon New Products. An investment in the securities offered hereby must be considered an investment risk due to the nature of the Company's business, the industry in which it is operating, and the present stage of its development. The scale and scope of the Company's business is changing. Historically, a majority of the Company's revenues have been derived from its contract manufacturing business. The Company's future growth is greatly dependent upon the successful marketing of its FLASHBACK product. The Company's performance will be dependent upon the risks that are inherent in any business venture that is undergoing a major change in the scope of its operations, certain specific risks that are discussed below, future events and developments, and changes in the Company's policies and methods of operations in the future.

        No Established Market for New Products. The Company has developed a proprietary technology which is used in its most recent product, the FLASHBACK. The FLASHBACK is currently in production and as of July 1, 1996, relatively few sales have occurred, a limited number of written purchase orders have been received and no established market for the FLASHBACK exists. The Company commenced its initial production of the product during the quarterly period ended December 31, 1994 and commenced full commercial scale production during the quarterly period ended June 30, 1995, but there can be no assurance that such product will be favorably accepted by the marketplace or that significant sales of such product will occur.

        Significant Losses From Operations. The Company has incurred operating losses in five of its past six fiscal years with operating losses from continuing operations of $8,268,000, $7,142,000, $2,442,000, $4,427,000 and
$236,000 for the fiscal years ended March 31, 1996, March 31, 1995, March 31, 1994, March 31, 1993 and March 31, 1991, respectively. The losses for fiscal 1996 resulted primarily from the higher costs associated with bringing the Company's new FLASHBACK product to market and the decline in revenues and increased operating losses from NCI's contract manufacturing operations. See "Product Line; Reliance on Major Customers." In this regard, management anticipates higher research, development and marketing costs associated with the FLASHBACK for fiscal 1997 to continue at levels equivalent to prior years. The Company's losses have increased and are expected to continue and/or increase until such time as the Company is able to manufacture and sell the FLASHBACK in commercial quantities and/or reestablish the Company's contract manufacturing business and increase its historical operating margins. No assurance can be given as to the Company's ability to accomplish the foregoing. The Company's inability to accomplish the foregoing would have a material adverse effect upon the Company's ability to operate profitably, and may force the Company to reduce or curtail operations. The Company is also subject to the risks normally associated with any new business activity, including unforeseeable expenses, delays and complications. Accordingly, no assurance can be given that the Company can or will report operating profits in the future.

        Possible Inability to Continue as a Going Concern. The Company has suffered recurring losses and cash flow deficits from operations. This factor in combination with (i) expected losses and cash flow deficits from operations during fiscal 1997, (ii) substantial inventory buildup consisting of FLASHBACK units, together with raw materials and components to be utilized in the manufacture of its FLASHBACK product and material decline in inventory turnover,
(iii) the Company's exhaustion of presently existing lines of credit, (iv) the Company's historical reliance upon lines of credit to fund the continuing losses from operations and cash flow deficits and (v) the likelihood that the Company may be unable to meet its debts as they come due, raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to achieve a profitable level of operations and obtain additional financing, as to which no assurance can be given. In the event the Company is unable to continue as a going concern, it may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

        Substantial Working Capital Requirements. As at March 31, 1996, the Company had working capital of $1.1 million. The decrease in working capital from March 31, 1995 is a result of the Company's continuing losses, which historically have been funded by the Company's credit line, the net proceeds of a $1.9 million private placement (completed on or about October 26, 1995) and the net proceeds of a $3 million private placement of convertible notes (completed on or about March 25, 1996). During fiscal 1995, the Company borrowed approximately $3.3 million (and has subsequently repaid approximately $3.0 million) under its existing credit line with CVD. In accordance with the terms of the Loan Agreement with CVD, as amended, the Company has exhausted its available credit thereunder and must repay all of the outstanding principal of approximately $.3 million and interest by October 31, 1996. Approximately $_____ million in working capital was expended by the Company in the quarterly period ended March 31, 1996 and management estimates that approximately $______ in working capital was expended in the quarterly period ended June 30, 1996. The Company's cash position as of the date of this Prospectus is insufficient to enable the Company to meet its obligations to creditors and its on-going expenses. Moreover, the Company believes that its capital resources are sufficient to enable it to continue operations at planned levels of expenditures for only two to three months from the date of this Prospectus. Additionally, the Company anticipates that during fiscal 1997 higher levels of working capital will be needed to fund the increased levels of inventories and anticipated accounts receivable necessary in connection with the manufacture, sales and marketing of its FLASHBACK product and to repay its existing credit line. In order to fund its working capital requirements, the Company must achieve a profitable level of operations, obtain lines of credit and raise additional funds through various financing methods, including equity offerings, which may result in dilution to shareholders. No assurance can be given that additional financing, including new lines of credit, can be obtained or obtained under acceptable terms. The failure to raise additional funds would have a material adverse effect on the Company's ability to operate profitably, and would force the Company to reduce or curtail operations.

        Loan Agreement; Repayment of Amounts Due. Pursuant to the Loan Agreement and related security agreements entered into with CVD, substantially all of the assets of the Company and its subsidiary (including securities) are pledged to CVD as collateral for amounts loaned and the Company is prohibited from incurring additional indebtedness without CVD's prior consent. The Loan Agreement, in addition, requires full repayment of all outstanding principal of approximately $.3 million and interest by October 31, 1996. Moreover, the existence of the Loan Agreement and the grant of a first priority security interest to CVD in substantially all of the assets of the Company, may make it difficult for the Company to obtain additional financing necessary to enable it to continue as a going concern.

        Disruption of Contract Manufacturing Business; Historical Dependence Upon Renewal of Short-Term Contracts. The Company is currently utilizing its contract manufacturing operations to build the Company's new FLASHBACK product. In so doing, the Company de-emphasized its contract manufacturing business, upon which it has historically been dependent for revenue. This occurrence disturbed the long-standing relationships which the Company has had with certain of its contract manufacturing customers; such relationships have historically been predicated upon one-year contracts, which in the past have been renewed for subsequent years. During fiscal 1997, the Company has been attempting to reestablish its contract manufacturing business. Notwithstanding goodwill and pre-existing relationships, no assurance can be given that such relationships and contracts will continue to be in place or renewed in the future, that the Company will acquire new contracts or that the Company will elect to maintain contract manufacturing as a separate line of business. In addition, the Company's contract manufacturing operations are subject to intense competition from significantly larger domestic competitors, from overseas assemblers with far lower costs and from other intermediate-size assemblers and many smaller shops. The contract manufacturing services provided by the Company are available from many independent sources as well as in-house manufacturing capabilities of current and potential customers. Some of the Company's larger competitors, including SCI Systems, Inc., Avex Electronics, Inc., Solectron Corporation, Comptronix Corporation, and Benchmark Electronics, Inc. have greater financial, manufacturing and marketing resources than the Company and each have annual sales in excess of $50 million. These competitors generally operate regionally from multiple plant locations. Such competitors and others continue to expand regionally and although none of the named competitors have a regional manufacturing facility in San Diego County, the establishment of such a facility by a competitor could have an adverse effect on the Company's contract manufacturing operations, should it elect to maintain this line of business in the future.

        Competition. The market for electronics products is intensely competitive and has been affected by foreign competition. The Company competes and expects to compete with a number of large foreign companies with U.S. operations and a number of domestic companies, many of which have substantially greater financial, marketing, personnel and other resources than the Company. In addition, the industry in which the Company competes has been characterized in recent years by rapid and significant technological changes and frequent new product introductions. Current competitors or new market entrants could introduce new or enhanced products with features which render the Company's technology or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. The ability of the Company to compete successfully will depend in large measure on its ability to maintain its capabilities in connection with upgrading its products and quality control procedures and to adapt to technological changes and advances in the industry. In addition, the Company's FLASHBACK product competes with a number of conventional tape recording devices, and has to compete in an established market with a technology that is not compatible with the present standard in such market. The major manufacturers of micro cassette recorders which are the most competitive include Thomson (GE), Olympus, Panasonic, Sanyo and Sony. There can be no assurance that the Company will be able to keep pace with the technological demands of the marketplace or successfully enhance its products or develop new products which are compatible with the products of the electronics industry.

        Product Line; Reliance on Major Customers. Prior to the introduction of the FLASHBACK in December 1994, substantially all of the Company's revenues had been derived from its contract manufacturing operations. Contract manufacturing accounted for over 90% of total revenues in fiscal 1995.
However, as a result of the termination of certain contract manufacturing services, the reconfiguration of manufacturing to accommodate FLASHBACK production and other changes, sales of the FLASHBACK accounted for approximately 82% of revenues in fiscal 1996. As a result of these changes and the introduction of FLASHBACK prior operating results are not indicative of future results. Moreover, demand for the Company's FLASHBACK recorder is uncertain as the Company is in the early stages of entering various marketing channels. Sales are expected to be subject to significant month to month variability resulting from the limited market penetration achieved to date and the seasonal nature of demand for consumer electronic products. The markets for consumer electronic products are subject to rapidly changing customer tastes and a high level of competition. Demand for FLASHBACK is expected to be influenced by marketing and advertising expenditures, product positioning in retail outlets, technological developments and general economic conditions. Because these factors can change rapidly, customer demand can also shift quickly. The Company may not be able to respond to changes in customer demand because of the time required to change or introduce products, production limitations and limited financial resources. Any failure to manufacture and sell the FLASHBACK in commercial quantities will have a material adverse effect on the Company and jeopardize its ability to continue as a going concern. See "Possible Inability to Continue as a Going Concern." Moreover, a substantial portion of the Company's revenues have been derived primarily from a limited number of customers. For fiscal 1996, sales of the Company's FLASHBACK product to its three largest customers accounted for approximately 29% of its revenues. There can be no assurance that any such customers will continue to purchase the FLASHBACK from the Company in the future. The loss of certain large customers or a decline in the economic prospects of such customers would have a material adverse effect on the Company. As of March 31, 1996, the Company had no proprietary products other than its FLASHBACK product.

        Dependence Upon Major Suppliers. The Company "box-builds" its FLASHBACK product from parts and electronic components purchased from regular distribution channels. The Company owns its own tooling and although plastic cases have been produced by one supplier, other suppliers exist to supply plastic parts. Delays could occur, however, should the Company be required to change suppliers. The Company is currently reliant on DSP Group, Inc., a sole source supplier, for one key electronic component produced to the Company's specifications. Although other suppliers of the basic component exist, additional time would be required to modify components to meet the Company's specifications, and any delays could have an adverse impact on the Company's results of operations. The Company believes there are secondary suppliers of components such that it is not otherwise reliant on one supplier, although delays could result should the Company be required to change suppliers of longer lead time components. Delays could also result from component shortages, which are common to the electronics industry. The occurrence of any such events could have a material adverse impact on the Company's operations.

        The Company's business is subject to the risk of price fluctuations and periodic shortages of components. The Company has no supply agreements with its suppliers and, accordingly, purchases components pursuant to purchase orders placed from time to time in the ordinary course of business. Failure or delay by such suppliers in supplying necessary components to the Company could adversely affect the Company's ability to manufacture and deliver products on a timely and competitive basis.

        Government Regulation. Management believes that the Company's activities conform to present Federal, state and local environmental and other regulations. There can be no assurance that current laws and regulations will not be changed or interpreted in such a manner as to require the Company to obtain licenses or approvals to conduct its business or otherwise restrict its activities. Although the Company has not experienced any materially adverse effects on its operations from governmental regulations, there can be no assurance that such regulations will not adversely effect the Company in one or more ways, including, but not limited to, the need for additional capital equipment and/or potential liability if it is determined that the Company improperly discharged or disposed of a hazardous substance.

        Limited Marketing Capability. The Company has limited marketing capabilities and resources and is primarily dependent upon in-house employees for the marketing and sale of its contract manufacturing business and its FLASHBACK product. Attracting new customers requires substantial marketing and sales efforts and expenditure of significant funds to create awareness of and demand for the Company's products. While the Company has recently hired and put into place a sales and marketing structure for its FLASHBACK product which includes an emphasis in telemarketing, computer retail channel, OEM, private labeling and strategic alliances, there can be no assurance that the Company's expanded marketing efforts in new areas will be successful or result in significantly increased levels of revenues.

        Reliance on Key Employees. The Company is currently dependent upon the continued support and involvement of existing management, none of whom presently is engaged under an employment contract. The loss of members of existing management would severely curtail the Company's ability to operate and implement its business plan. Elwood Norris serves as a director of two other companies. As such, he currently devotes approximately 80% of his time to the Company and 20% to other activities. The Company may need to hire additional skilled personnel, including additional senior management, to support the anticipated growth in its business. The inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect the Company's business.

        Certain Transactions/Conflict of Interest. Elwood Norris, the Chairman of the Board and a Director of the Company, is also a director of American Technology Corporation ("ATC"). He is the beneficial owner of approximately 36% of the issued and outstanding shares of ATC. Robert Putnam, the Secretary and a Director of the Company, is also the President and Chief Executive Officer of ATC. Mr. Putnam is the beneficial owner of approximately 5.6% of the issued and outstanding shares of ATC. As a result of their ownership and involvement with ATC, Mr. Norris and Mr. Putnam have in the past, and may in the future, devote a portion of their time to their other endeavors.

        Unpredictable Product Acceptance. The Company's sales and marketing strategy contemplates sales of its existing FLASHBACK product and related companion products (upon completion of their development), to the electronics and computer software markets, including sales to markets yet to be established. There can be no assurance that the Company's marketing strategy will be effective and that consumers will buy the Company's FLASHBACK product. The failure of the Company to penetrate its projected markets would have a material adverse effect upon the Company's operations and prospects. Market acceptance of the Company's proposed products will depend in part upon the ability of the Company to demonstrate the advantages of its products over competing products.

        Technological Obsolescence. The electronics, contract manufacturing and computer software markets are characterized by extensive research and development and rapid technological change resulting in very short product life cycles. Development of new or improved products, processes or technologies may render the Company's proposed products obsolete or less competitive. The Company will be required to devote substantial efforts and financial resources to enhance its existing products and methods of manufacture and to develop new products and methods. There can be no assurance that the Company will succeed with these efforts. Moreover, there can be no assurance that the Company will be able to overcome the obstacles necessary to complete its proposed products or that other products will not be developed which would render the Company's proposed products obsolete.

        Protection of Proprietary Information. The Company owns one patent protecting its products. The Company has applied for additional multiple patents for its FLASHBACK product, but there is no assurance that any additional patents will be awarded. The Company has received notification of allowance from the United States Patent and Trademark Office for use of FLASHBACK as a registered trade name. Other trade names are owned by the Company and applications for registration of additional trade names are pending. The Company does not own any copyrights. The Company treats its technical data as confidential and relies on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of the Company's proprietary information or that others will not independently develop products or technology that are equivalent or superior to those of the Company. With respect to patented products, there can be no assurance that the Company will be able to identify, and successfully prosecute, infringements of such patents. The Company may receive in the future communications from third parties asserting that the Company's products infringe the proprietary rights of third parties. There can be no assurance that any such claims would not result in protracted and costly litigation. There can be no assurance that any particular aspect of the Company's technology will not be found to infringe the products of other companies. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology useful or necessary to the Company's business. The extent to which the Company may be required to seek licenses under such proprietary rights of third parties and the cost or availability of such license, cannot be predicted. While it may be necessary or desirable in the future to obtain licenses relating to one or more of its proposed products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms.

        Lack of Dividends. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. The Company currently intends to retain any future earnings to fund the development and growth of its business. See "DIVIDEND POLICY."

        Reliance on Small Number of Customers. The Company has relied on a small number of customers for a large percentage of its FLASHBACK sales. Loss of any major customer could have a material adverse effect on the Company's financial condition.

        Enforceability of Civil Liabilities Against Foreign Persons. For a non-Canadian making an investment in the securities offered hereby, the enforcement of civil liabilities under foreign, non-Canadian securities laws may be affected by the fact that the Company is incorporated and has offices in a foreign country (namely Canada). A non-Canadian investor may not be able to effect service of process outside of the Yukon Territory, Canada, which is the jurisdiction of incorporation of the Company. Additionally, non-Canadian investors may not be able to enforce, in the courts of their residency, judgments against the Company or its directors resident in Canada obtained from courts outside of the Yukon Territory, Canada predicated upon the civil liability provisions of any non-Canadian securities laws. Further, Canadian courts may not enforce judgments of a non-Canadian court obtained in actions against the Company or its officers and directors predicated solely upon non-Canadian securities laws. Accordingly, a non-Canadian making an investment in the securities offered hereby may be unable to effect the enforcement of civil liabilities against the Company of its officers and directors. In addition, it may be more difficult under Canadian law than under United States law for a stockholder to maintain a class action or derivative lawsuit.

        Impact of Possible Delisting of Securities from NASDAQ System; Penny Stock Regulations. The Company's Common Stock is currently quoted on NASDAQ. In order to maintain the Company's NASDAQ listing, the Company must have at least $2 million in assets, $1 million in capital and surplus, a minimum bid price of $1.00 per share and two market-makers. If the Company is unable to maintain the listing criteria, its securities will be subject to delisting from NASDAQ. Trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market on the NASD Electronic Bulletin Board or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities are delisted from NASDAQ, the securities would be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities.

        Shares Eligible for Future Sales. In addition to the shares of Common Stock to be sold hereunder, 2,637,808 shares of the Company's Common Stock were registered pursuant to a registration statement filed with the Securities and Exchange Commission on December 16, 1994, an additional 3,854,041 shares of the Company's Common Stock were registered pursuant to a registration statement filed with the Securities and Exchange Commission on May 8, 1995, an additional 1,461,143 shares of the Company's Common Stock were registered pursuant to a Registration Statement filed with the Securities and Exchange Commission on December 12, 1995 and an additional 379,059 and 1,280,666 shares of the Company's Common Stock were purchased in transactions closing on or about March 21, 1995 and October 26, 1995, respectively, by certain investors who were not "U.S. Persons," as such term is defined in Regulation S adopted under the Securities Act. An additional ________ shares of Common Stock were issued upon the conversion of an aggregate of $3 million of 7% notes which were converted into shares of Common Stock of the Company in or about May __, 1996. Future sales of these shares could depress the market price for the Common Stock in any market which may exist.

                              PLAN OF DISTRIBUTION

        Each Selling Shareholder is free to offer and sell his or her shares of Common Stock at such times, in such manner and at such prices as he or she shall determine. The Selling Shareholders have advised the Company that sales of shares of Common Stock may be effected from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or cash transactions. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders. The Selling Shareholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities including liabilities arising under the Securities Act.

        Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of his or her shares, any Selling Shareholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-7 under the Exchange Act which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with the Selling Shareholder offering.

        The Company has informed the Selling Shareholders that the anti-manipulative Rules 10b-6 and 10b-7 promulgated under the 1934 Act may apply to their sales in the market and has furnished each Selling Shareholder with a copy of such rules and has informed them of the possible need for delivery of copies of this Prospectus.

        Selling Shareholders also may use Rule 144 under the Securities Act to sell such securities, if they meet the criteria and conform to the requirements of such Rule.

                              SELLING SHAREHOLDERS

        The following table sets forth certain information with respect to the Selling Shareholders. Except as set forth below, none of the Selling Shareholders is currently an affiliate of the Company, and none of them has had a material relationship with the Company during the past three years.

- - - ------------------------------------------------------------------------------------------------
                                                                                    Beneficial
                                                                                  Ownership and
                                             Beneficial        Maximum Number     Percentage of
                                            Ownership of       of Shares of       Common Stock
                                          Common Stock at       Common Stock      After Giving
Name                                      July 5, 1996 (1)    Offered for Sale      Effect to
- - - ------------------------------------------------------------------------------------------------
Dina Partners, L.P                           400,000             400,000                0.00

Porter Capital Management                    300,000             300,000                0.00

EDJ Ltd                                      400,000             400,000                0.00

Irwin Roberts                                143,000             143,000                0.00

Stu Zimmerman                                 75,000              75,000                0.00

Sanwa Bank Trustee for Joe Wizan IRA          71,429              71,429                0.00

Kamren Ghiasi                                 45,000              45,000                0.00

Privatim Finanz AG                           714,286             714,286                0.00

Jerome Moss                                  357,143             357,143                0.00

Michael Klein                                285,714             285,714                0.00

Michael Klein Trustee Under Agreement         71,429            71,429                 0.00
dated 12/22/80 Joyce Faye Klein Trust
FBO Michael Klein Issue Trust

Gregory Hookstratten                         142,857           142,857                 0.00

St. Claire Options Trading, L.P.(3)          384,615           384,615                 0.00

JMG Management, Inc.(3)                      384,615           384,615                 0.00

Iacocca Capital Partners, L.P.(3)            135,769           135,769                 0.00

William Elkus(3)                              64,103            64,103                 0.00

Richard Bertagna(3)                           64,103            64,103                 0.00
=================================================================================================

- - - -------------------

(1) Based solely upon the review of a shareholder transcript prepared by the Transfer Agent for the Company as of such date.

(2) Assumes the sale of all shares covered by this Prospectus. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.

(3) Beneficial ownership represents the number of shares of Common Stock issuable upon exercise of warrants beneficially owned by such person, assuming that a 30% discount to the average sales price per share of Common Stock for the five trading days preceding July 3, 1996 was used to determine the number of shares of Common Stock into which the warrants may be exercised. The actual number of shares of Common Stock offered is subject to adjustment and could be less or more than the indicated amount depending upon factors which cannot be predicted by the Company at this time including, among others, application of exercise provisions based, in part, on market prices of the Common Stock prevailing during the five trading days immediately preceding the actual day of exercise.



                                 DIVIDEND POLICY

        The Company has never declared or paid any cash dividends on its Common Stock and does not currently intend to do so. The Company intends to retain any future earnings to support the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's financial condition, results of operations, cash requirements, plans for expansion, contractual restrictions, if any, and other factors deemed relevant by the Board of Directors.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

        The Company is authorized to issue up to 30,000,000 shares of Common Stock, no par value. As of July 5, 1996, there were 22,023,013 shares of Common Stock issued and outstanding.

        The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted by shareholders and, upon giving notice as required by law, are entitled to cumulate votes for the election of directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of

Directors out of funds legally available therefor. See "DIVIDEND POLICY." In the event of the liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. The outstanding shares of Common Stock are when issued and paid for, fully paid and non-assessable.

        The common shares of the Company, including those offered hereunder, are not subject to any future call or assessment and all have equal voting rights. There are no limitations imposed by Canadian law or by the Articles or other constituent documents of the Company on the rights of persons who are not Canadian citizens or residents to hold or vote such common shares. There are no special rights or restrictions of any nature attached to any of the shares, and they all rank pari passu, each with the other, as to all benefits (including dividends) which might accrue to the holders of the shares. Common shareholders are entitled to written notice of any general meetings (i.e., shareholder meetings) to be convened by the Company. At any general meeting of the Company, the minimum quorum requirement is two persons present and being, or representing by proxy, members holding no less than five percent of the shares which may be voted at such meeting.

        The rights of common shareholders may be modified only in accordance with the provisions of the Company's By-Laws and the Business Corporations Act of the Yukon Territory. These provisions stipulate that before the modification of any rights of common shareholders, such modification must be approved by a special resolution of the common shareholders cast at a meeting held for that purpose notwithholding any other business that may be transacted at that meeting. A special resolution is defined as not less than two-thirds of the votes cast by the common shareholders who voted in respect of that resolution or signed by all of the common shareholders entitled to vote on that resolution. A quorum of shareholders for such a meeting is stipulated in the proposed By-Laws for the Company as being at least two persons present in person (each being a shareholder entitled to vote or a duly appointed proxy or representative for an absent shareholder so entitled) and representing, in aggregate, not less than 5% of the outstanding common shares of the Company carrying voting rights at the meeting.

        There is no statutory prohibition in the Yukon Territory against a substantial shareholder acquiring further shares in the capital of the Company or voting those shares or entering into business transactions with the Company. Since, however, upon continuation of the Company from British Columbia into the Yukon, the Company will still be a reporting issuer under the British Columbia Securities Act there are regulatory and statutory restrictions and requirements which must be met under the British Columbia Securities Act where an individual desires to increase his shareholdings in the Company from less than 20% to 20% or greater of the issued and outstanding share capital of the Company. If such a shareholder is increasing his shareholdings by the acquisition of previously issued shares in the capital of the Company and such shareholdings will mean that such shareholder is a holder of 20% or more of the issued and outstanding share capital of the Company, then such shareholder must comply with the takeover bid provisions, reporting requirements and resale restrictions contained in the British Columbia Securities Act. In addition if a person holds over 10% of the issued shares of the Company then he is an insider by definition under the British Columbia Securities Act and must file insider reports with and abide by the insider trading restrictions of the British Columbia Securities Act. There is also a requirement under the British Columbia Securities Act for an individual to file certain special reports with the British Columbia Securities Commission and to issue a press release containing prescribed information when, as a result of an acquisition of additional shares (or securities convertible into or exercisable for additional shares) his shareholdings in the Company will be equal to or exceed (or could become equal to or exceed if the convertible securities were converted and the exercisable securities were exercised) 10% of the issued and outstanding share capital of the Company. Thereafter, each time such shareholder acquires an additional 2% or more of the outstanding share capital of the Company (or securities convertible into or exercisable for 2% or more) he must file an additional report and issue an additional press release and is restricted from acquiring any further shares in the Company (or securities convertible into or exercisable for shares) for a period of one business day following the filing of such report. This restriction as to the acquisition of additional shares or convertible or exercisable securities ceases when the shareholder has acquired such number of shares (and convertible or exercisable securities) equal to or greater than 20% of the outstanding share capital of the Company although certain other reporting requirements and resale restrictions become applicable to the shareholder and his shareholding at the time. There are no similar restrictions or statutory reporting requirements applicable to the Company under the Securities Act of the Yukon Territory.

        The Company may be a "quasi-California corporation" within the meaning of Chapter 21 of the California Corporations Code. This would be the case if the average of its property factor, payroll factor and sales factor (as defined in the California Revenue and Taxation Code) is more than fifty percent (50%), and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. If a corporation is a quasi-California corporation, California law provides that certain portions of the California Corporations Code shall govern it, to the exclusion of the law of the true jurisdiction of incorporation (Yukon Territory). One such provision is Section 708, pertaining to cumulative voting for directors.

        Under Section 708, if any shareholder gives notice at a meeting, prior to voting for directors, of his intention to cumulate his votes, all shareholders may cumulate their votes in the election for directors; i.e., give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, are the winners.

        The Company's Articles do not provide for cumulative voting, although the Business Corporations Act (Yukon) does allow cumulative voting by shareholders if the Articles of the Company so provide. If the Articles do provide for cumulative voting then the Articles must also provide for a fixed number of directors.

TRANSFER AGENT

        The transfer agent and registrar for the Common Stock is Interwest Transfer Co., Salt Lake City, Utah.

                                  LEGAL MATTERS

        The validity of the securities offered will be passed on for the Company by Higham, McConnell & Dunning, Laguna Niguel, California.



                                     EXPERTS

        The consolidated financial statements of Norris Communications Corp. appearing in Norris Communications Corp.'s Annual Report (Form 10-KSB) for the years ended March 31, 1996 and March 31, 1995, respectively, have been audited by Ernst & Young, independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

        Registration Fee                        $ 1,498
        Blue Sky Fees and Expenses              $ 3,500
        Legal Fees and Expenses                 $30,000
        Accounting Fees and Expenses            $ 8,000
        Miscellaneous Expenses                  $ 2,500
                                                -------
                Total                           $45,498
                                                =======

Item 15.  Indemnification of Directors and Officers.

        Section 7 of the By-Laws of the Company provides that, subject to the Business Corporations Act (Yukon) the Company shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or such body corporate, if (i) he acted honestly and in good faith with the view to the best interest of the Company and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

        The Business Corporations Act (Yukon) stipulates that a Company may, with the approval of the Supreme Court, indemnify a person referred to in the aforesaid paragraph in respect of an action by or on behalf of the Company or body corporate to procure a judgment in its favor, to which such person is a party by reason of being or having been a director or officer of the Company or body corporate, against all costs, charges and expenses reasonably incurred by such person in connection with the action if he fulfills the conditions set out in paragraph (i) and (ii) aforesaid. In addition, the Business Corporations Act (Yukon) provides that notwithstanding the foregoing a person referred to above is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or body corporate, if the person seeking such an indemnity (i) was substantially successful in the merits of his defense of the action or proceeding, (ii) fulfills the conditions set out in paragraphs (i) and (ii) aforesaid and (iii) is fairly and reasonably entitled to indemnity.

        Pursuant to the Business Corporations Act (Yukon) a company may purchase and maintain insurance for the benefit of any person referred to in the first paragraph aforesaid against any liability incurred by him (i) in his capacity as a director or officer of the Company, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Company or (ii) in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the Company's request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

        The Business Corporations Act (Yukon) further stipulates that a company or person referred to in the first paragraph aforesaid may apply to the Supreme Court for an order approving an indemnity under the Business Corporations Act (Yukon) and the Supreme Court may so order and make any further order it thinks fit and in such a case the Supreme

Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel before the court.

        If Yukon law and California law are in conflict with regard to the Company's power or obligation to indemnify, and the issue were to be contested in the Yukon and/or California, the legal outcome is unpredictable.

Item 16.  Exhibits.

        The exhibits are listed in the Exhibit Index commencing at page II-5 hereof.

Item 17.  Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California on July 5, 1996.


                                        NORRIS COMMUNICATIONS CORP.


                                        By:  /s/ R. Gordon Root
                                             -----------------------------
                                             R. Gordon Root, President and
                                             Chief Executive Officer

                         ------------------------------

                               POWER OF ATTORNEY


         Each person whose signature to this Registration Statement appears below hereby appoints R. Gordon Root and Peter Gorrie, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
                         ------------------------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Name                             Position                                 Date
      ----                             --------                                 ----
/s/ R. Gordon Root         President and Chief Executive Officer            July 5, 1996
- - - ---------------------      and Director
R. Gordon Root


/s/ Kathleen Terry         Chief Financial Officer and                      July 5, 1996
- - - ---------------------      (principal financial and
Kathleen Terry             accounting officer)


/s/ Elwood G. Norris       Director                                         July 5, 1996
- - - ---------------------
Elwood G. Norris


                           Director                                         July _, 1996
- - - ---------------------
Robert Putnam


/s/ James Miller           Director                                         July 5, 1996
- - - ---------------------
James Miller

                                 EXHIBIT INDEX

Exhibit                                                               Sequential
Number                                                               Page Number
- - - -------                                                              -----------
2.1         Share Exchange Agreement among the Company, Norcom
            Communications Corporation, and American Technology
            Corporation, dated for reference March 23, 1988.*

2.1.1       Amendment of Agreement among the Company, Norcom
            Communications Corporation, and American Technology
            Corporation, dated for reference March 23, 1988.*

2.2 Plan and Agreement of Reorganization among the Company, American Surface Mounted Devices, Inc. and
            ASMD, Inc., dated August 11, 1989.*

2.3 Plan and Agreement of Reorganization among the Company, Sage Microsystems, Inc., and Sage Micro,
            Inc., dated November 7, 1991.*

2.4 Plan and Agreement of Reorganization among the Company, C.A.D. Co. Engineering, Inc. and CADCO
            Design Group, Inc., dated June 1, 1992.*

2.5         Plan and Agreement of Reorganization between American
            Surface Mounted Devices, Inc. and Comp General
            Corporation, Inc., dated March 31 1995.**

3.1 Memorandum of Norris Communications Corp. (as amended through September 30, 1992) [equivalent to articles of incorporation].*

3.2         Articles of Continuance of Norris Communications
            Corp.***

3.3         By-Laws of Norris Communications Corp.***

5.1         Opinion of Higham, McConnell & Dunning.****

23.1        Consent of Higham, McConnell & Dunning.****

23.2        Consent of Ernst & Young.                                       23

- - - -------------------

* Filed previously as an Exhibit to the Company's Registration Statement on Form 10, as amended, and by this reference incorporated herein.

**    Filed previously as an exhibit to Registration Statement No. 33-92978.

*** Filed previously as an Exhibit to the Company's Current Report on Form 8-K, filed November 29, 1994.

****  To be filed by amendment.